Exhibit (l)(1)

June 25, 2014

Duff & Phelps Select Energy MLP Fund Inc.
100 Pearl Street, 7th Floor
Hartford, Connecticut 06103

Ladies and Gentlemen:

We have acted as counsel to Duff & Phelps Select Energy MLP Fund Inc., a closed-end investment company organized as a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-2 (File Nos. 333-195214 and 811-22958) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the Investment Company Act of 1940, as amended, and the related Registration Statement on Form N-2 filed pursuant to Rule 462(b) under the Act (together with the Registration Statement, the “Registration Statements”) relating to the issuance by the Company of certain shares of Common Stock, $0.001 par value per share (the “Shares”), in connection with the offering described in the Registration Statements.

We have examined the Registration Statements. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

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Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Shares, and (2) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Shares will be validly issued, fully paid and nonassessable.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Foley & Lardner LLP dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of Maryland

We hereby consent to the filing of this opinion letter as Exhibit (l)(1) to the Registration Statements and to the use of our name under the caption “Legal Opinions” in the Prospectus included in the Registration Statements.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP